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                             EMPLOYMENT AGREEMENT

THE STATE OF TEXAS   )
                     )               KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND    )

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of September, 2001.

By this Agreement, CAP ROCK ENERGY CORPORATION, referred to in this Agreement as "Company", acting by and through its Chief Executive Officer, David W. Pruitt, hereinafter referred to as the "CEO", agrees to employ LEE ATKINS, referred to in this Agreement as "Atkins", and Atkins hereby agrees to accept employment on the following terms and conditions as set forth herein:

                                   ARTICLE 1

                              TERMS OF EMPLOYMENT

1.01 By this Agreement, the Company, acting by and through and under the direction of CEO, employs Atkins and Atkins accepts employment with the Company as its Senior Vice President and Chief Financial Officer for an initial term of two (2) years. Unless a written notice to terminate this Agreement is executed and properly delivered by either party at least one (1) year prior to an anniversary date, this Agreement shalt annually and automatically be renewed for an additional term of one (1) year. This Agreement may, however, be terminated earlier, as provided in Article 4, below.

1.02 During the term of this Agreement, Atkins shall serve in the capacity of Senior Vice President and Chief Financial Officer. Atkins shall report directly to the CEO. Atkins' job responsibilities shall be those set forth on the attached "Position Specification".

1.03 During the term of this Agreement, and excluding any periods of disability, vacation or sick leave to which Atkins is entitled, Atkins shall devote his full business time, attention and energies to the business of the Company. During the term of this Agreement, it shall not be a violation of this Agreement for Atkins to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not interfere with the performance of Atkins' responsibilities as an employee of the Company in accordance with this Agreement.

1.04 Atkins will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.


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                                   ARTICLE 2

                      EMPLOYMENT COMPENSATION & BENEFITS

2.01 As compensation for all services rendered under this Agreement, Atkins shall be paid by Company a salary of $175,000.00 per year, or any greater amount of compensation including bonuses, fees and deferred compensation authorized by the wage and salary plan or Board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees, plus annual bonuses approved by the Board of Directors.

2.02 Atkins shall receive the same annual leave and sick leave and all other benefits as are accorded regular full-time employees of the Company including provisions governing accrual and payment therefore on early retirement or other methods of employment. Atkins shall receive four (4) weeks paid vacation for each year of employment with the Company.

2.03 Subject to the above paragraph 2.02, all provisions of the Company's rules and regulations relating to annual leave(vacation), sick leave, early retirement, insurance, savings, deferred compensation, bonuses, pension program contributions, holiday and other fringe benefits and working conditions as they now exist or hereafter may be amended, shall apply to Atkins as they would to other employees of the Company.

2.04 Because Atkins' duties will from time to time require him to work outside of, and in addition to, the Company's established normal work week, work days and work hours, Atkins shall be allowed to take compensatory time off.

2.05 The Company and Atkins understand and agree that Atkins will not be required to live in Midland and will live in the Dallas area and commute as necessary from Dallas to Midland. The Company shall reimburse Atkins for travel expenses to and from Dallas to Midland. In addition, the Company shall provide Atkins a company furnished apartment and a Company automobile for use in Midland.

2.06 The Company shall reimburse Atkins for the golf dues and fees associated with his membership in Dallas. Atkins shall be responsible for the membership fee and personal expenses such as meals. Further, since Atkins plans to use the membership for entertainment expenses, the Company shall reimburse Atkins for business related expenses associated with such membership.

                                   ARTICLE 3

                              COVENANT TO PERFORM

3.01 Atkins shall report directly to the CEO. Atkins agrees and covenants to perform his work and services diligently and use his best efforts to faithfully comply with all of the assignments duly made to him on behalf of the Company by CEO.


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3.02   Atkins agrees to execute and honor and abide by the Company's "Employee
Pledge and Proprietary Rights and Information Agreement" which all other employees of the Company have executed and agreed to, a copy of which is attached hereto as Exhibit "A".

                                   ARTICLE 4

                             TERM AND TERMINATION

4.01   The Company shall employ Atkins pursuant to this Agreement for the two
(2) year term beginning on the effective date of his employment hereunder, automatically renewable for one (1) year terms unless either party provides at least one (1) years advance notice prior to an anniversary date as set forth in Article 1 above. However if during such employment, Atkins fails or refuses to perform the work and services assigned to him on behalf of the Company by the CEO, or should he become derelict in so performing, or become unable to perform, or otherwise become in substantial breach of this Agreement all as may be determined by the CEO in his sole discretion or otherwise so act as to give the Company good cause, this Agreement shall, at the CEO's sole option, cease and terminate and any of Atkins' rights hereunder not already finally vested shall cease on or at such time as the CEO shall notify Atkins in writing. The term "good cause" shall include the following:

       (1) Knowingly, willfully and substantially, during the term of this Agreement, neglecting the duties that Atkins is required to perform under the terms of this Agreement.

       (2) Knowingly, willfully and substantially, during the term of this Agreement, committing clearly dishonest acts toward the Company with the intent to injure or damage the Company.

       (3) Conviction of Atkins by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

       (4) Insubordination or failing to follow the directives of the President/CEO.

4.02 If Atkins' employment terminates for any reason other than as provided for in paragraphs 4.01, 4.03, 4.04, 4.05, 4.06, the Company shall pay Atkins a lump-sum cash settlement equal to the total salary then in effect for the remaining two (2) year term of the contract, plus the amount the Company would have paid for during such period for Atkins' retirement-pension plans, and health insurance, plus such amounts, if any, are at the time of his termination of employment, payable for accrued but untaken vacation and sick leave, compensatory time, bonuses and other compensation authorized by the Board of Directors.


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4.03   Notwithstanding paragraphs 4.01 and 4.02, this Agreement and Atkins'
employment hereunder may be terminated at such time and upon such terms and conditions as the parties may mutually agree.

4.04 Notwithstanding the provisions of paragraphs 4.01, 4.02 and 4.03 above, Atkins employment hereunder shall terminate under any of the following conditions:

       (1) DEATH. Atkins' employment under this Agreement shall terminate automatically upon his death. In such event, Atkins' Base Salary shall continue to be paid to his designated beneficiary for the remaining term of this Agreement.

       (2) TOTAL DISABILITY. The Company shall have the right to terminate this Agreement if Atkins becomes Totally Disabled. For purposes of this Agreement, "Totally Disabled" means that Atkins is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months. Prior to a determination that Atkins is Totally Disabled, but after Atkins has exhausted all sick leave and vacation benefits provided by the Company, Atkins shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive, for the remaining term of this Agreement.

4.05 Notwithstanding any other provisions in this Agreement, if (i) Atkins remains employed until the date that is three (3) months after the date of a Change in Control (the "Retention Date"), or (ii) Atkins' employment is terminated after or in anticipation of a Change in Control (or the execution of a definitive agreement providing for actions which, if completed, would constitute a Change in Control) and before the Retention Date (A) by the Company without Good Cause or (B) by Atkins for Good Reason, then, in addition to any other amounts payable pursuant to this Agreement, the Company shall pay Atkins a lump sum cash payment within thirty (30) days of termination equal to six (6) times the sum of Atkins' annual Base Salary and the greater of (x) the highest bonus awarded to Atkins in a prior year or (y) 50% of Atkins' annual Base Salary.

       For purposes of this Agreement "Change in Control" means: (i) a reorganization or merger of the Company with or into any other company which will result in the Company's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the Company to an entity in which the Company's stockholders immediately prior to such sale will not hold following such sale at least 50% of the voting power of such purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being "beneficially owned" by a single "person" (quoted terms having their respective meanings under Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended); (iv) a change in the majority of the Board not approved by at least two-thirds of the Company's directors in office prior to such


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change or (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company's assets.

       For purposes of this Agreement, after a Change in Control, "Good Reason" shall mean the occurrence of any one of the following circumstances without Atkins' consent:

       (1) a material reduction in Atkins' salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

       (2) a material diminution of Atkins' duties, authority or responsibilities as in effect immediately prior to such diminution;

       (3) the relocation of Atkins' primary work location to a location more than 50 miles from Atkins' primary work location as of the date of this Agreement; or

       (4) the failure of a successor to assume and perform under this Agreement

4.06 In the event Atkins is eligible to receive a lump sum payment pursuant to this Agreement and such lump sum payment would cause Atkins to be subject to an excise tax in excess of normal income taxes on such lump sum, then and in that event, the lump sum payment shall be increased (grossed up) in an amount sufficient to pay such excise tax.


                                   ARTICLE 5

                  TRADE SECRETS AND CONFIDENTIAL INFORMATION

5.01 During the term of Atkins' employment, the Company will provide Atkins access to, so he may become familiar with, various trade secrets and other confidential or proprietary information of the Company, train his in the use of same, and provide associates a working environment in which he can contribute toward enhancing same and upgrading his general knowledge. Trade secrets, proprietary information and confidential information encompass, without limitation, anything which is owned by the Company and is regularly used in the operation of the business of the Company to obtain a competitive advantage over the Company's competitors who do not know, have access to, or utilize such information or trade secrets. Proprietary information further includes, but is not limited to, records, files, documents, bulletins, publications, manuals, financial data and information concerning and the identity of customers, prospects and suppliers. Trade secrets further include, but are not limited to, specifications, software programs, both the source code and the object code, documentation, flow charts, diagrams, schematics, data, data bases, and business and production methods and techniques.

5.02 Atkins acknowledges that such training and the use of the trade secrets and confidential or proprietary information will enable him to perform his job and enhance his compensation. Atkins recognizes and acknowledges that the trade secrets and other confidential or proprietary information


                                                                             5
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of the Company are valuable, special and unique and that the protection thereof is of critical importance to the Company in maintaining its competitive position. Atkins, therefore, covenants and agrees that, except as required by his employment hereunder or with the express prior written consent of the Company, he shall not, during the term of his employment by the Company or at any time thereafter, either directly or indirectly, make independent use of, publish or otherwise disclose any of the aforesaid trade secrets or other confidential or proprietary information of the Company (whether acquired, learned, obtained or developed by him alone or in conjunction with others) to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or allow any other person, firm, corporation, association or other entity to make use of, publish or disclose any of the aforesaid trade secrets or other confidential or proprietary information. Atkins agrees not to use, steal, or appropriate such items or versions thereof, whether copies or reconstructed from memory or otherwise, in any manner. Atkins further recognizes and acknowledges that in order to enable Company to perform services for its customers and engage in Company's business, information may be furnished to the Company that is confidential information and that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential. Atkins therefore agrees that he shall keep all such information of the Company and any of its affiliates and subsidiaries completely and absolutely confidential. This agreement not to disclose confidential information shall survive after the term of Atkins' employment pursuant to this Agreement. Therefore, Atkins shall be bound by his agreement herein not to disclose confidential information of the Company and its affiliates or subsidiaries both during his employment with the Company and after his employment with the Company is terminated. A violation by Atkins of this Article shall be a material violation of this Agreement and will justify legal and/or equitable relief. Atkins recognizes that if he breaches this agreement and discloses confidential information or trade secrets of the Company or any of its affiliates or subsidiaries, the Company will suffer substantial, irreparable and continuing injuries, damages and costs attendant thereto. Further, recognizing that money damages may not provide adequate relief, Atkins agrees that, in the event that he breaches or threatens to breach this Agreement, the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm and, as liquidated damages, Atkins shall forfeit all payments made pursuant to this Agreement from the date the Agreement was breached and any payments that are or may be due pursuant to this Agreement, as well as any rights or benefits, including health insurance benefits.

5.03 Atkins and the Company acknowledge and agree that the fact that the Parties have entered into this Agreement and the terms of this Agreement are confidential. Neither of the Parties may therefore disclose the terms of this Agreement to others, except as necessary with regard to the filing of income taxes and other necessary documents or as required by law, or pursuant to a subpoena or court order, unless such disclosure has been approved by the other party's written permission.

                                   ARTICLE 6

                           NON-COMPETITION AGREEMENT


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       Atkins agrees that upon his termination of employment from the Company, for a period of Five (5) years, he will not engage or participate, directly or indirectly, in competition with the Company or any of its affiliates or subsidiaries without the prior written consent of the Company which consent shall not be unreasonably withheld. This Agreement shall prohibit Atkins from, among other things, attempts to serve or assist others in serving the Company's present or potential customers. Atkins further agrees that he will never at any time after executing this Agreement, assist any person or entity in buying, merging with or acquiring the Company unless the Company consents in writing.

                                   ARTICLE 7

                        SUPERSESSION AND EFFECTIVENESS

7.01 This Agreement supersedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to Atkins employment.

7.02 This Agreement shall bind and be for the benefit of the parties to the Agreement, as well as their respective successors, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

7.03 The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of Atkins by subsidiary corporations of Cap Rock Electric Company, Inc., or by any corporation organized by the Company's Board of Directors for the benefit of the Company, or the receipt of compensation by Atkins from any such corporations.

7.04 This Agreement shall become binding upon the parties from an as of the date of the execution.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 27th day of September, 2001.


                                          CAP ROCK ENERGY CORPORATION

/s/ LEE ATKINS                            /s/ DAVID W. PRUITT
------------------------------            -----------------------------
Lee Atkins                                David W. Pruitt, CEO




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THE STATE OF TEXAS      )
                        )
COUNTY OF MIDLAND       )

This instrument was acknowledge before me on this the 27th day of September, 2001, by DAVID W. PRUITT, Chief Executive Officer of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.


                                    /s/ SHARON A. HOELSCHER
                                    --------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    SHARON A. HOELSCHER
                                    --------------------------------
                                    My Commission Expires: 7-11-03
                                                          ----------

(SEAL)







THE STATE OF TEXAS      )
                        )
COUNTY OF MIDLAND       )

This instrument was acknowledge before me on this the 27th day of September, 2001, by LEE ATKINS.


                                    /s/ SHARON A. HOELSCHER
                                    --------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    SHARON A. HOELSCHER
                                    --------------------------------
                                    My Commission Expires: 7-11-03
                                                          ----------


(SEAL)



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